EXHIBIT 99.1

LUVU BRANDS PROVIDES QUARTER-TO-DATE SALES UPDATE

October and November 2021 net sales are 32% ahead of the same period in 2020

ATLANTA, GA / December 7, 2021 / Luvu Brands, Inc., (OTCQB:LUVU), a designer, manufacturer and marketer of a portfolio of consumer lifestyle brands, today announced that preliminary unaudited net sales for October and November of 2021 were 32% higher (or approximately $1,059,000) higher than the same two months of 2020.

Louis Friedman, the company’s founder and Chief Executive Officer said “Orders and shipments of our Liberator and Jaxx products continue to be strong, as these products are sold primarily through e-commerce and e-merchant channels and are often purchased as gifts. Based on the current order, production and shipment levels, I’m anticipating that we will end our second quarter (ending December 31) ahead of last year Q2 by approximately 28% to 32%.”

About Luvu Brands

Luvu Brands, Inc. designs, manufactures and markets a portfolio of consumer lifestyle brands through the Company’s websites, online mass merchants and specialty retail stores worldwide. Brands include: Liberator®, a brand category of iconic products for enhancing sexual performance; Avana®, inclined bed therapy products, assistive in relieving medical conditions associated with acid reflux, surgery recovery and chronic pain; and Jaxx®, a diverse range of casual fashion daybeds, sofas and beanbags made from polyurethane foam and repurposed polyurethane foam trim. Headquartered in Atlanta, Georgia, the Company occupies a 140,000 square foot vertically integrated manufacturing facility and employs over 200 people. The Company's brand sites include: www.liberator.com, www.jaxxliving.com, www.avanacomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit www.luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott

Chief Financial Officer

770-246-6426

ron@LuvuBrands.com